EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to EZchip Semiconductor Ltd.'s (the "Company") 2007 U.S. Equity Incentive Plan, of our reports dated March 25, 2010, with respect to the Company's consolidated financial statements for the year ended December 31, 2009 and the effectiveness of the Company's internal control over financial reporting included in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay and Kasierer
KOST, FORER, GABBAY and KASIERER
A member of Ernst & Young Global

Haifa, Israel
December 1, 2010